Filed Pursuant to 424(b)(3)
                                                 Registration No. 333-14513

                  PERMA-FIX ENVIRONMENTAL SERVICES, INC.

              Supplement to Prospectus dated November 13, 1996
                ___________________________________________

     As originally provided in the Prospectus, the Company issued to JW Charles Financial Services, Inc., ("Charles") a warrant dated September 16, 1996, ("Charles Warrant") to purchase up to 450,000 shares of Common Stock, as partial payment for investment banking services rendered in connection with a private placement, which 450,000 shares of Common Stock are described under "Summary of Securities Being Offered" in the Prospectus, are referred to in other portions of the Prospectus and are covered by the Prospectus.

     Effective June 13, 1997, Charles assigned all of the Charles Warrant by assigning various portions of such to JW Charles Securities, Inc. (a wholly-owned subsidiary of Charles), certain partners, officers and brokers of Charles as well as another broker that was previously employed by Charles (the "Charles Warrant Assignees"). Accordingly, each Charles Warrant Assignee not previously listed as a Selling Shareholder is added as an additional Selling Shareholder in the Prospectus. The table below supplements and amends the Selling Security Holders table set forth at page 21 of the Prospectus by (i) adding as a Selling Stockholder each Charles Warrant Assignee who was not previously listed as a Selling Stockholder, and (ii) adjusting the offering information applicable to Charles, to account for the assignment by Charles of the Charles Warrant. The number of shares of Common Stock covered by the Prospectus remains unchanged. Except with respect to each Selling Stockholder listed below, the Selling Security Holders table set forth at page 21 of the Prospectus remains unchanged.

                                             Common
                                             Stock        Percentage of
                         Common           Beneficially    Common Stock
                         Stock                Owned       Beneficially
                       Beneficially Common    After       Owned After
                         Owned      Stock   Completion     Completion
                         Prior to   Being       of            of
Selling Stockholder      Offering  Offered   Offering       Offering
___________________     _________  _______  ____________  ______________
JW Charles Financial     450,000         0         0           0
Services, Inc.

JW Charles Securities,         0   112,000         0           0
Inc.

Mannion, Paul T.               0   155,000         0           0

Cowherd, H. David          4,000   155,000     4,000           0

Margolis, Max                  0    27,500         0           0

June 27, 1997.